Exhibit 21.1
Significant Subsidiaries of the Company

Listed below are the significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) of UnitedHealth Group Incorporated as of December 31, 2025. This list does not include Company subsidiaries that did not meet the conditions required to be deemed a significant subsidiary as of December 31, 2025.

Name of Entity	State of Jurisdiction or Domicile	Doing Business As
Collaborative Care Holdings, LLC	Delaware
Optum, Inc.	Delaware
OptumHealth Holdings, LLC	Delaware
OptumRx Administrative Services, LLC	Texas	Alaska Business License #2143946
OptumRx Group Holdings, Inc.	Delaware
OptumRx Holdings I, LLC	Delaware
UHIC Holdings, Inc.	Delaware	OneNet PPO
United HealthCare Services, Inc.	Minnesota	AmeriChoice
EverCare
Health Professionals Review
Healthmarc
HealthPro
Institute for Human Resources
UHC Management Company
UHC Management Company, Inc.
United Health Care
United HealthCare
United HealthCare Corporation
United HealthCare Management Company, Inc.
United HealthCare Management Services
United HealthCare Services of Minnesota
United HealthCare Services of Minnesota, Inc.
United Resource Networks
United Resource Networks, Inc.
UnitedHealthcare
UnitedHealthcare Medicare Customer Service Center
UnitedHealthcare MedicareStore
UnitedHealthcare Insurance Company	Connecticut	UnitedHealthcare Community Plan
UnitedHealthcare, Inc.	Delaware